Exhibit 10.51

PHARMERICA CORPORATION

SUMMARY OF 2009 SHORT-TERM INCENTIVE PLAN

On March 3, 2009, the Compensation Committee of the Board of Directors of PharMerica Corporation (the “Corporation”) adopted the 2009 Short-Term Incentive Program (the “STIP”) under the PharMerica Corporation 2007 Omnibus Incentive Plan, as amended (the “Omnibus Plan”). The STIP provides for performance-based annual cash awards to the Corporation’s Chief Executive Officer, executive officers, and certain other officers and employees of the Corporation. The STIP advances the Corporation’s commitment to performance-based compensation practices by providing participants an opportunity to earn annual cash bonuses upon achievement of certain pre-established short-term performance objectives.

Eligibility. Officers and employees of the Corporation may receive STIP cash awards as determined by the Board of Directors or the Compensation Committee.

Performance Cycle. The STIP performance cycle is for the current year, beginning on January 1, 2009 and ending on December 31, 2009.

Award Targets. The amount of the awards under the STIP are based on individual participant bonus targets. Individual participant bonus targets are established for each participant by the Compensation Committee, in the case of the Chief Executive Officer, and by the Chief Executive Officer, for other participants, based upon a determination of the appropriate bonus target amounts which will enable the Corporation to remain competitive, to retain and recruit top employees, and to align such employee’s interests with certain strategic initiatives of the Corporation. Individual participant bonus targets range from 5% to 100% of base salary, with targets for the Corporation’s executive officers between 25% and 115% of base salary.

The Compensation Committee established the bonus targets under the STIP for the Corporation’s principal executive officer, principal financial officer and fiscal 2008 named executive officers as follows:

Executive	Title	Bonus Target
Gregory S. Weishar	Chief Executive Officer	115% of base salary
Michael J. Culotta	Executive Vice President & Chief Financial Officer	80% of base salary
Robert McKay	Senior Vice President of Sales and Marketing	65% of base salary
Thomas Caneris	Senior Vice President, General Counsel and Secretary	65% of base salary
Anthony Hernandez	Senior Vice President of Human Resources	65% of base salary

The Compensation Committee delegated authority to the Chief Executive Officer to determine the bonus targets for all other employees within the target ranges approved by the Compensation Committee.

Performance Criteria. The performance criteria under the STIP is divided into a company performance-based component and group/individual performance-based component for different employees as set forth in the chart below.

Title	Company Performance	Individual/ Group Performance
CEO and Executive VPs	70%	30%
Senior VPs	70%	30%
Vice Presidents and Directors	50%	50%
Vice President, Operations	25%	75%
General/Pharmacy Managers	0%	100%

Under the STIP, company performance will be measured by comparing the Corporation’s adjusted annual earnings before interest, taxes, depreciation and amortization (“EBITDA”), to a target adjusted EBITDA for the entire 2009 fiscal year. Group/individual performance will be measured by comparing certain group/individual performance metrics to target group/individual performance metrics, to be determined by the Corporation’s Chief Executive Officer, for participants other than the Chief Executive Officer (for which such metrics are set by the Compensation Committee in consultation with the Chief Executive Officer).

Award Payouts. Award payout levels are based on the percentage of the performance target achieved. Generally, the percentage of the award earned at the end of the performance cycle will be determined according to the following schedule; however the actual award payout will be interpolated between the percentages set forth in the chart based on actual results:

Performance Achievement	Payout Level
< 85% of Performance Target	0% of Award Target
90% of Performance Target	57% of Award Target
100% of Performance Target	100% of Award Target
110% of Performance Target	125% of Award Target
120% of Performance Target	150% of Award Target
130% of Performance Target	175% of Award Target
> 130% of Performance Target	175% of Award Target

Payment of Awards. Payment of STIP awards will be made in cash. Awards will be paid on a specific date by which the Compensation Committee reasonably expects that the Corporation’s EBITDA for the year on which the award was based will have been reported. The Corporation will make the payment of the STIP awards to participants as soon as administratively practicable following the date of the award determination, but no later than March 15, 2010.

Vesting and Forfeiture. STIP participants must remain continuously employed by the Corporation until the award payment date and receive a certain minimum score on their general performance appraisal in order to be entitled to receive a payout of an STIP award.

Other Terms & Provisions. STIP participants are not permitted to transfer STIP awards, except by will or the laws of descent and distribution. The Corporation is entitled to withhold from any payments of awards under the STIP any and all amounts required to be withheld for federal, state and local withholding taxes. The Compensation Committee has the discretion to change terms and conditions of STIP awards as it deems necessary to ensure that the STIP awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code.